Exhibit 15.3

[Letterhead of Maples and Calder]

June 26, 2007

NetEase.com, Inc.

26/F, SP Tower D

Tsinghua Science Park Building 8

No. 1 Zhongguancun East Road

Haidian District, Beijing 100084, People’s Republic of China

Dear Sirs

Re: NetEase.com, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase.com. Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2006.

We hereby consent to the reference of our name under the headings “Taxation” and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

Maples and Calder

/s/ Maples and Calder